Exhibit 99.1
Finisar Corporation Announces Closing of Public Offering of Common Stock
SUNNYVALE, CA- — December 27, 2010 — Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optic communications, today announced the closing of its previously announced public offering of 4,140,000 shares of its Common Stock at a price to the Company of $28.54 per share. Today’s closing included the sale of the 3,600,000 shares originally offered by the Company as well as 540,000 additional shares sold by the Company upon the full exercise of the underwriter’s over-allotment option. Total gross proceeds of the offering were $118,155,600. Net proceeds to the Company were $117,900,000, after deducting estimated offering expenses.
Credit Suisse Securities (USA) LLC served as sole underwriter for the offering.
The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide.

Investor Contact:	Press contact:
Kurt Adzema	Victoria McDonald
Chief Financial Officer	Sr. Manager, Corporate Communications
408-542-5050 or Investor.relations@finisar.com	408-542-4261